Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COVALENT GROUP, INC.
(Pursuant to Sections 242 of the
General Corporation Law of the State of Delaware)
Covalent Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:
1.The Amended and Restated Certificate of Incorporation of the Corporation has been amended as follows by replacing the first sentence of Article FOURTH as it now exists with the following:
The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 140,286,948 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 117,840,936 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock’’).
2.This Certificate of Amendment has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the President and Chief Executive Officer of the Corporation this 31st day of January 2024.
COVALENT GROUP, INC.

By:	/s/ David Wright
Name:	David Wright
Title:	President and CEO